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                                                                   EXHIBIT 10.66

                          AMENDED OVERADVANCE LC RIDER

      This Amended Overadvance LC Rider is dated October 31, 2003, and is attached to and forms a part of the Accounts Receivable Financing Agreement dated as of June 13, 2003 (the "Accounts Agreement") between Proxim Corporation ("Borrower") and Silicon Valley Bank ("Bank"), and amends in its entirety the prior Overadvance LC Rider to the Accounts Agreement effective on the date hereof.

      1. Overadvance LCs.

         (a) Bank may, in its good faith business judgment, provide Borrower with Letters of Credit in excess of the formulas set forth in the Accounts Agreement (the "Overadvance LCs"), as set forth in this Rider. (If a Letter of Credit is 100% secured by cash or is 100% reserved for from Advances which would otherwise be available to the Borrower under the Accounts Agreement (after all other reserves), such Letter of Credit will not be deemed an Overadvance LC. If only part of the face amount of a Letter of Credit is secured by cash or is so reserved, then such Letter of Credit shall only be deemed an Overadvance LC to the extent such Letter of Credit is not cash secured and not covered by such reserves.)

         (b) The unpaid balance of all Overadvance LCs from time to time outstanding shall not at any time exceed $4,000,000, and in the event it does, at any time, Borrower will provide Bank with cash collateral in an amount equal to 100% of the excess immediately, without notice or demand.

         (c) In no event shall the total Obligations (including without limitation the Overadvance LCs exceed $20,000,000.

      2. Overadvance Maturity Date.

         (a) Overadvance LCs may be outstanding only during the period from the date hereof to the earlier of the following (the "Overadvance Maturity Date"):
October 31, 2003 or the date the Accounts Agreement terminates by its terms or is terminated by any party in accordance with its terms.

         (b) On and after the Overadvance Maturity Date, the Overadvance facility established by this Rider will expire, and no further Overadvance LCs will be issued. On or before the Overadvance Maturity Date, Borrower shall provide Bank with cash collateral in an amount equal to 100% of the face amount of all outstanding Overadvance LCs (including without limitation drawn, but unreimbursed Overadvance LCs). All cash collateral provided pursuant to this Rider shall be held as "Collateral" for all purposes of the Accounts Agreement. In the event, on the Overadvance Maturity Date, Borrower fails to provide Bank with cash collateral in an amount equal to 100% of the face amount of all outstanding Overadvance LCs, such failure shall constitute an Event of Default under the Accounts Agreement.
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      3. Fees. Borrower shall pay all standard charges with respect to
Overadvance LCs as are charged by Bank's International Department. In addition, Borrower shall pay Bank a fee in the amount of 1.5% per Week of the average amount of Overadvance LCs outstanding during each Week, which shall be payable on the last day of each Week. As used herein, "Week" means the seven-day period beginning on the date of this Rider and each succeeding seven-day period. Said fee shall be in addition to all interest and all other fees and charges, and may be charged by Bank to any of Borrower's deposit accounts with Bank or to Borrower's loan account.


      4. Collateral. The Obligation to reimburse Bank for all Overadvance LCs, and all of Borrower's other obligations under this Rider shall for all purposes be deemed "Obligations" under the Accounts Agreement and shall be secured by all of the Collateral. All Overadvance LCs shall, for all purposes, be deemed to be "Letters of Credit" under the Accounts Agreement, and all Overadvance LCs shall be entitled to all of the benefits of, and (except as herein expressly set forth) shall be subject to all of the terms and provisions of, all of the Loan Documents.

Borrower:                                   Bank:

PROXIM CORPORATION                          SILICON VALLEY BANK


By /s/ David L. Thompson                       By (illegible)
  -----------------------------------             ------------------------------
      President or Vice President           Title
                                                  ------------------------------

By /s/ Richard J. Tellman
  -----------------------------------
      Secretary or Ass't Secretary




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